Exhibit 99.2

GRANDWAY LAW OFFICES

7/F Beijing News Plaza No.26 Jianguomennei Avenue
Beijing, 100005 China

TEL: 86 10-88004488, 66090088; FAX:86 10-66090016

Legal Opinion

January 11, 2019

To: Hezhong International (Holding) Limited

Block A, Room 503, Dachong Business Center

Hi-Tech Park, Nanshan District, Shenzhen,

Guangdong Province, China 518000

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China, or the PRC or China, which shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan, and as such are qualified to issue this legal opinion on the laws and regulations of the PRC effective as of the date hereof, or the Opinion.

We act as the PRC counsel to Hezhong International (Holding) Limited, or the Company. a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering, or the Offering, of certain number of ordinary shares of the Company, or the Ordinary Shares, by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto, or the Registration Statement, filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 as amended in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Capital Market.

A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies as defined below and such other documents, corporate records and certificates issued by the governmental authorities in the PRC, or the Documents.

In rendering this Opinion, we have assumed without independent investigation that, or the Assumption,

(i) All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals,

(ii) Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to,

(iii) The Documents that were presented to us remain in full force and effect at the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion,

(iv) The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with, and

(v) All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this Opinion are true, correct and complete,

(vi) There has been no change in the information contained in the latest records of each PRC Company under the Companies Registry made up to the issuance of this opinion.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

(i) Governmental Authority means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC,

(ii) Governmental Authorizations means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Authority pursuant to any PRC Laws,

(iii) M&A Rules means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory authorities, including the Ministry of Commerce of the PRC, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce of the PRC, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce of the PRC,

(iv) PRC Companies means PRC Subsidiary and PRC Operating Entity of the Company, and PRC Company means any of them,

(v) PRC Operating Entity means Shenzhen HeZhong Fortune Finance and Investment Management Co., Ltd.,

(vi) PRC Laws mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion, and

(vii) PRC Subsidiary means Shenzhen Helizhong Enterprise Consulting Co., Ltd.

C. PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

D. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications as defined below, we are of the opinion that:

(i) VIE Structure. The corporate structure of the Company including the ownership structure of PRC Companies, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect. To the best of our knowledge after due inquiry, each of PRC Companies and each shareholder of the PRC Operating Entity, has full power, authority and legal right of corporate or otherwise to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption Corporate History and Structure, or the VIE Agreements, to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party.

The VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the best of our knowledge after due inquiry, none of the PRC Companies is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

The due execution, delivery and performance of each of the VIE Agreements by the relevant PRC Companies and the other parties thereto, and the due consummation of the transactions contemplated thereunder, do not (A) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Companies; (B) result in any violation of any explicit requirements under the PRC Laws; or (C) to the best of our knowledge after due inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument governed by PRC Laws, or Binding Agreements, known to us to which any PRC Company is a party or by which any of them is bound or to which any of their property or assets is subject.

No Governmental Authorization is required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained, however, any exercise by the PRC Subsidiary of its rights under the relevant Exclusive Purchase Option Agreement will be subject to: (a) the approval of and/or the registration with the Governmental Authorities for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements in compliance with the PRC Laws.

However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the PRC governments will ultimately take a view that is consistent with our Opinion stated as above.

(ii) M&A Rules, No Governmental Authorization. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that since the PRC Subsidiary was established by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of any domestic company as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that, the issue and sale of the Ordinary Shares by the Company on the NASDAQ Capital Market, do not require any Governmental Authorization. However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with our Opinion stated above.

(iii) Enforceability of Civil Procedures. In accordance with the PRC Civil Procedure Law, PRC courts may recognize and enforce the foreign effective judgments based either on treaties or on reciprocity between China and the foreign countries where the foreign judgments are ruled by local courts, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe these foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

(iv) Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

(v) PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation,”“Management” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

Our opinions expressed above is subject to the following qualifications, or the Qualifications:

(i) Our Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on accounting, auditing, or laws of any jurisdiction other than the PRC.

(ii) The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(iii) Our Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and

(iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(iv) This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Authorities will ultimately take a view that is consistent with our Opinion stated above. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, including the VIE Agreements, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

(v) We may rely, not as to legal conclusions but as to matters of fact, to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

(vi) This Opinion is intended to be used in the context which is specifically referred to herein.

(vii) As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

(viii) This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Appendix: List of VIE Agreements

1.	Exclusive Consultation and Service Agreement entered into by PRC Subsidiary and PRC Operating Entity, dated as of September 25, 2018.

2.	Exclusive Purchase Option Agreements entered into by PRC Subsidiary, PRC Operating Entity and each of its majority shareholders (shareholders holding an aggregate of 95% of its equity interest), dated as of September 25, 2018.

3.	Voting Rights Proxy and Financial Supporting Agreements entered into by PRC Subsidiary, PRC Operating Entity and each of its majority shareholders, dated as of September 25, 2018.

4.	Equity Interest Pledge Agreements entered into by PRC Subsidiary, PRC Operating Entity and each of its majority shareholders, dated as of September 25, 2018.

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